EXECUTION VERSION
Exhibit 2.2

EMPLOYEE MATTERS AGREEMENT
DATED AS OF MAY 31, 2018
by and between DXC TECHNOLOGY COMPANY and PERSPECTA INC.

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	8.1	Workers’ Compensation	24
	8.2	Unemployment Compensation	24
9	Benefit Arrangements and Other Matters		25
	9.1	Termination of Participation	25
	9.2	Accrued Time Off	25
	9.3	Leaves of Absence/Inactive Employees	25
	9.4	Certain Director Fees	26
	9.5	Restrictive Covenants in Employment and Other Agreements	26
10	Non-U.S. Employees		27
	10.1	General Principles	27
	10.2	Treatment of Equity Awards Held by Non-U.S. Employees	27
11	General Provisions		27
	11.1	Preservation of Rights to Amend	27
	11.2	Confidentiality	27
	11.3	Administrative Complaints/Litigation	27
	11.4	Reimbursement and Indemnification	28
	11.5	Costs of Compliance with Agreement	28
	11.6	Fiduciary Matters	28
	11.7	Entire Agreement	29
	11.8	Binding Effect; No Third-Party Beneficiaries; Assignment	29
	11.9	Amendment; Waivers	29
	11.10	Remedies Cumulative	29
	11.11	Notices	29
	11.12	Counterparts	30
	11.13	Severability	30
	11.14	Governing Law	30
	11.15	Dispute Resolution	30
	11.16	Performance	31
	11.17	Construction	31
	11.18	Effect if Distribution Does Not Occur	31

Signatory			32

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This EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is dated as of May 31, 2018 by and between DXC Technology Company, a Nevada corporation (“Delta”) and Perspecta Inc., a Nevada corporation (“Ultra”). Delta and Ultra are also referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
WHEREAS:

(A)	Delta, acting through its direct and indirect Subsidiaries, currently conducts the Delta Business and the Ultra Business;

(B)
the Board of Directors of Delta (the “Board”) has determined that it would be appropriate, desirable and in the best interests of Delta and the stockholders of Delta to separate Delta into two separate, publicly traded companies, one for each of (i) the Delta Business, which shall be owned and conducted, directly or indirectly, by Delta and (ii) the Ultra Business, which shall be owned and conducted, directly or indirectly, by Ultra;

(C)
Delta and Ultra have entered into the Separation and Distribution Agreement by and between Delta and Ultra dated as of the date hereof (the “Separation and Distribution Agreement”), in connection with the separation of the Ultra Business from Delta and the Distribution of Ultra Common Stock to stockholders of Delta;

(D)
the Separation and Distribution Agreement also provides for the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the separation of Ultra and its subsidiaries from Delta;

(E)
in order to ensure an orderly transition under the Separation and Distribution Agreement, it will be necessary for the Parties to allocate between them Assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs, and certain other employment matters.

NOW, THEREFORE, in consideration of and subject to the premises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS

1.1	Definitions
As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1.
“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.
“Agreement” means this Employee Matters Agreement, together with all amendments, modifications, and changes hereto entered into pursuant to Section 11.9.
“Assets” has the meaning set forth in the Separation and Distribution Agreement.
“Benefit Management Records” has the meaning set forth in Section 3.3(b).
“Benefit Plan” means any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature to any Employee, or to any

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family member, dependent, or beneficiary of any such Employee, including pension plans, thrift plans, deferred compensation plans, supplemental pension plans and welfare plans, and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, disability and accident insurance, tuition reimbursement, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays of Delta or Ultra, as applicable.
“Board” has the meaning set forth in the recitals of this Agreement.
“Business Days” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York City or Virginia.
“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury.
“commercially reasonable efforts” shall have the meaning set out in Section 1.2(m)
“Delta” has the meaning set forth in the preamble to this Agreement.
“Delta Benefit Plan” means any Benefit Plan sponsored or maintained by a member of the Delta Group immediately prior to the Effective Time, excluding any Benefit Plan that is an Ultra Benefit Plan following the Distribution.
“Delta Bonus Plans” means the Delta Employee Incentive Compensation Plan, the Delta Sales Incentive Compensation Plan and the Delta Success Sharing Plan.
“Delta Business” has the meaning set forth in the Separation and Distribution Agreement.
“Delta Common Stock” means the common stock, par value $0.01 per share, of Delta.
“Delta Deferred Compensation Plans” means the Delta Deferred Compensation Plan.
“Delta Director” means any individual who is or was previously a non-employee member of the board of directors of Delta.
“Delta Entity” means any member of the Delta Group.
“Delta Equity Plans” means the Delta 2017 Omnibus Incentive Plan and the Delta 2017 Non-Employee Director Incentive Plan.
“Delta Group” has the meaning set forth in the Separation and Distribution Agreement.
“Delta Group Employee” means any individual who is employed by a member of the Delta Group immediately prior to the Effective Time, excluding any Ultra Group Employee.

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“Delta Options” means exercisable and non-exercisable options to purchase shares of Delta Common Stock granted pursuant to the Delta Equity Plans.
“Delta Pre-Distribution Stock Value” means the average closing per share price of Delta Common Stock over the five trading days ending on the Distribution Date based on “regular way” trading on the NYSE during Regular Trading Hours.
“Delta PSUs” means performance-based restricted stock units granted under the Delta Equity Plans.
“Delta RSUs” means restricted stock units granted under the Delta Equity Plans, other than Delta PSUs.
“Delta Welfare Plan” means any Welfare Plan sponsored or maintained by any one or more members of the Delta Group as of immediately prior to the Effective Time.
“Distribution” has the meaning set forth in the Separation and Distribution Agreement.
“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.
“Effective Time” means the effective time of the Distribution.
“Employee” means any Delta Group Employee, Former Delta Group Employee or Ultra Group Employee.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“FICA” has the meaning set forth in Section 3.1(g).
“FMLA” means the U.S. Family and Medical Leave Act, as amended, and the regulations promulgated thereunder.
“Form 10” has the meaning set forth in the Separation and Distribution Agreement.
“Former Delta Group Employee” means all former employees of Delta or any of its Subsidiaries who have an employment end date on or before the Effective Time (other than any such employees who have an employment end date due to transfer to a member of the Ultra Group in connection with the Distribution).
“FSA Participation Period” has the meaning set forth in Section 7.3(a)(i).
“FUTA” has the meaning set forth in Section 3.1(g).
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.
“HSA Participation Period” has the meaning set forth in Section 7.3(b).
“IRS” means the Internal Revenue Service.
“Law” has the meaning set forth in the Separation and Distribution Agreement.

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“Liabilities” has the meaning set forth in the Separation and Distribution Agreement.
“MAP” means the Delta Matched Asset Plan.
“MAP Beneficiaries” has the meaning set forth in Section 5.3(a).
“NYSE” means the New York Stock Exchange.
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
“Person” has the meaning set forth in the Separation and Distribution Agreement.
“Privacy Contract” means any contract entered into in connection with applicable privacy protection Laws or regulations.
“Regular Trading Hours” means the period beginning at 9:30 A.M. New York City time and ending at 4:00 P.M. New York City time.
“Securities Act” means the Securities Exchange Act of 1934.
“Separation and Distribution Agreement” has the meaning set forth in the recitals to this Agreement.
“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.
“Tax” has the meaning set forth in the Separation and Distribution Agreement.
“Trading Day” means the period of time during any given calendar day, commencing with the determination of the opening price on the NYSE and ending with the determination of the closing price on the NYSE, in which trading and settlement in shares of Delta Common Stock or Ultra Common Stock is permitted on the NYSE.
“Transition Services Agreement” has the meaning set forth in the Separation and Distribution Agreement.
“Ultra” has the meaning set forth in the preamble to this Agreement.
“Ultra 401(k) Plan” has the meaning set forth in Section 5.1.
“Ultra 401(k) Plan Beneficiaries” has the meaning set forth in Section 5.2.
“Ultra Benefit Plan” means each Benefit Plan sponsored or maintained by a member of the Ultra Group immediately following the Effective Time.
“Ultra Bonus Plans” has the meaning set forth in Section 4.7(a).
“Ultra Business” has the meaning set forth in the Separation and Distribution Agreement.
“Ultra Common Stock” means the common stock, par value $0.01 per share, of Ultra.
“Ultra Deferred Compensation Plan Beneficiary” has the meaning set forth in Section 6.1(a).

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“Ultra Deferred Compensation Plan” has the meaning set forth in Section 6.1(a).
“Ultra Director” means any individual who is a non-employee member of the board of directors of Ultra immediately after the Effective Time.
“Ultra Entity” means any member of the Ultra Group.
“Ultra Equity Plan” means the plan adopted by Ultra prior to the Effective Time and approved by the sole stockholder of Ultra, under which the Ultra equity-based awards described in Section 4 shall be issued.
“Ultra FSA” has the meaning set forth in Section 7.3(a).
“Ultra Group” has the meaning set forth in the Separation and Distribution Agreement.
“Ultra Group Employee” means each individual who is either employed by a member of the Ultra Group immediately prior to the Effective Time or whose employment will be transferred from the Delta Group to the Ultra Group as of the Effective Time (as determined in good faith by Delta).
“Ultra HSA” has the meaning set forth in Section 7.3(b).
“Ultra Option” has the meaning set forth in Section 4.2(b).
“Ultra Post-Distribution Stock Value” means the average closing per share price of Ultra Common Stock based on the “when-issued” trading basis over the five (5) trading days immediately preceding the Distribution Date.
“Ultra PSU” means performance-based restricted stock units granted under the Ultra Equity Plan.
“Ultra Ratio” means the quotient obtained by dividing the Ultra Post-Distribution Stock Value by the Delta Pre-Distribution Stock Value.
“Ultra RSU” means restricted stock units granted under the Ultra Equity Plan, other than Ultra PSUs.
“Ultra Welfare Plan” means any Welfare Plan sponsored or maintained by any one or more members of the Ultra Group following the Effective Time.
“Ultra Welfare Plan Participants” has the meaning set forth in Section 7.1.
“U.S.” means the United States of America.
“WARN” means the U.S. Worker Adjustment and Retraining Notification Act, as amended, and the regulations promulgated thereunder, and any applicable state or local Law equivalent.
“Welfare Plan” means, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, to any Employee, or to any family member, dependent or beneficiary of any such Employee, including any other plan offering health benefits (including medical, prescription drug, dental, vision, and mental health and substance abuse), disability benefits, or life, accidental death and disability, and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time off

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programs, contribution funding toward a health savings account, flexible spending accounts, or cashable credits of Delta or Ultra, as applicable.

1.2	Interpretation
In this Agreement, unless the context clearly indicates otherwise:

(a)	words used in the singular include the plural and words used in the plural include the singular;

(b)	if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning;

(c)	reference to any gender includes the other gender and the neuter;

(d)	the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e)	the words “shall” and “will” are used interchangeably and have the same meaning;

(f)	the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(g)	relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(h)	all references to a specific time of day in this Agreement shall be based upon Eastern Standard Time or Eastern Daylight Saving Time, as applicable, on the date in question;

(i)	whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

(j)
accounting terms used herein shall have the meanings historically ascribed to them by Delta and its Subsidiaries, including Ultra for this purpose, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(k)
reference to any Article or Section means such Article or Section of this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(l)
the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(m)
the term “commercially reasonable efforts” means efforts which are commercially reasonable to enable a Party, directly or indirectly, to satisfy a condition to or otherwise assist in the consummation of a desired result and that do not require the performing Party to expend funds or assume Liabilities other than expenditures and Liabilities that are customary and reasonable in nature and amount in the context of a series of related transactions similar to the Distribution;

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(n)
reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;

(o)
reference to any Law (including statutes and ordinances) means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(p)
references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(q)	unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the U.S.;

(r)
the titles to Articles and headings of Sections contained in this Agreement and in the table of contents to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(s)
any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

2.	GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

2.1	General Principles
Each member of the Delta Group and each member of the Ultra Group shall take any and all reasonable action as shall be necessary or appropriate so that active participation in the Delta Benefit Plans by all Ultra Group Employees shall terminate in connection with the Distribution as and when provided under this Agreement (or if not specifically provided under this Agreement, as of the Effective Time).

(a)
Except as otherwise provided in this Agreement, effective as of the Effective Time, one or more members of the Ultra Group (as determined by Ultra) shall assume or continue the sponsorship of, and no member of the Delta Group shall have any further Liability with respect to or under, and Ultra shall indemnify each member of the Delta Group, and the officers, directors, and employees of each member of the Delta Group, and hold them harmless with respect to any and all:

(i)	individual agreements entered into between any member of the Delta Group and any Ultra Group Employee;

(ii)
agreements entered into between any member of the Delta Group and any individual who is an independent contractor to the extent that any such Liability relates to services provided for the business activities of the Ultra Group or the Ultra Business;

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(iii)
wages, salaries, incentive compensation (as the same may be modified by this Agreement), commissions, bonuses, and any other employee compensation or benefits payable to or on behalf of any Ultra Group Employees after the Distribution Date, with respect to such wages, salaries, incentive compensation, commissions, bonuses, or other employee compensation or benefits earned after the Distribution Date;

(iv)
moving expenses and obligations related to relocation, repatriation, expatriation, transfers or similar items incurred by or owed to any Ultra Group Employees, but only to the extent such items are incurred after the Distribution Date;

(v)	immigration-related, visa, work application or similar rights, obligations and Liabilities related to any Ultra Group Employees incurred, or in respect of service, following the Distribution Date; and

(vi)
Liabilities and obligations whatsoever with respect to claims made by or with respect to any Ultra Group Employees in connection with any Benefit Plan not otherwise retained or assumed by any member of the Delta Group pursuant to this Agreement, including such Liabilities relating to actions or omissions of or by any member of the Ultra Group or any officer, director, employee or agent thereof on or prior to the Distribution Date.

(b)
Except as otherwise provided in this Agreement, effective as of the Effective Time, no member of the Ultra Group shall have any further Liability for, and Delta shall indemnify each member of the Ultra Group, and the officers, directors, and employees of each member of the Ultra Group, and hold them harmless with respect to any and all Liabilities and obligations whatsoever with respect to, claims made by or with respect to any Delta Group Employees or Former Delta Group Employees in connection with any Benefit Plan retained or assumed by any member of the Ultra Group pursuant to this Agreement, including such Liabilities relating to actions or omissions of or by any member of the Delta Group or any officer, director, employee or agent thereof on, prior to or after the Distribution Date.

2.2	Service Credit

(a)
Service for Eligibility, Vesting, and Benefit Purposes. Except as otherwise provided in any other provision of this Agreement, and except to the extent the following would result in duplication of benefits, the Ultra Benefit Plans shall, and Ultra shall cause each member of the Ultra Group to, recognize each Ultra Group Employee’s full service history with the Delta Group for purposes of eligibility, vesting, determination of level of benefits and, to the extent applicable, benefit accruals under any Ultra Benefit Plan for such Ultra Group Employee’s service with any member of the Delta Group on or prior to the Effective Time to the same extent such service would be credited under the Delta Benefit Plans. Notwithstanding the foregoing, except as otherwise specifically set forth below or in the applicable Benefit Plan document, service with any member of the Delta Group from and after the Distribution shall not be taken into account for any purpose under any Benefit Plan sponsored and maintained by the Ultra Group. Similarly, except as otherwise specifically set forth below or in the applicable Benefit Plan document, service with any member of the Ultra Group from and after the Distribution shall not be taken into account for any purpose under any Benefit Plan sponsored and maintained by the Delta Group.

(b)
Evidence of Prior Service. Notwithstanding anything to the contrary, but subject to applicable Law, upon reasonable request by one Party to the other Party, the first Party will provide to the other Party copies of any records available to the first Party to document such service, plan participation and membership of

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such Employees and cooperate with the first Party to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to any Employee.

2.3	Plan Administration

(a)
Transition Services. The Parties acknowledge that the Delta Group or the Ultra Group may provide administrative services for certain of the other Party’s benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement.

(b)
Participant Elections and Beneficiary Designations. All participant elections and beneficiary designations made under any Benefit Plan sponsored by a member of the Delta Group prior to the Effective Time with respect to which Assets or Liabilities are transferred or allocated to plans maintained by a member of the Ultra Group in accordance with this Agreement shall continue in effect under the applicable Ultra plan, including deferral, investment and payment form elections, dividend elections, coverage options and levels, beneficiary designations and the rights of alternate payees under qualified domestic relations orders, to the extent allowed by applicable Law and otherwise determined appropriate by Delta and Ultra.

(c)
No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any other contractual agreement or arrangement, no participant in any Ultra Benefit Plan shall receive benefits that duplicate benefits provided by the corresponding Delta Benefit Plan or arrangement. Furthermore, unless expressly provided for in this Agreement, the Separation and Distribution Agreement or in any other contractual agreement or arrangement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements to any compensation or Benefit Plan on the part of any Delta Group Employee, Former Delta Group Employee or Ultra Group Employee.

(d)
No Expansion of Participation. Unless otherwise expressly provided in this Agreement, as otherwise determined or agreed to by Delta and Ultra, as required by applicable Law, or as explicitly set forth in an Ultra Benefit Plan, an Ultra Group Employee shall be entitled to participate in the Ultra Benefit Plans only to the extent that such Employee was entitled to participate in the corresponding Delta Benefit Plan as in effect immediately prior to the Effective Time, it being the intent of the Parties that this Agreement not result in any expansion of the number of Ultra Group Employees participating or the participation rights therein that they had prior to the Effective Time.

2.4	Severance
Delta shall have no Liability or obligation under any Delta severance plan or policy with respect to Ultra Group Employees who did not have a termination of employment event giving rise to severance on or prior to the Effective Time. Subject to any obligations under any individual agreement or collective bargaining agreement, (a) Delta shall remain liable for all severance (i) to be paid to any Ultra Group Employee (or any other person who would be an Ultra Group Employee if such individual was employed by Ultra Group or Delta Group at the Effective Time) if and to the extent the termination of employment event giving rise to severance occurred on or prior to the Effective Time and (ii) to be paid to any Delta Group Employee, and (b) Ultra Group shall be liable for all severance to be paid to any Ultra Group Employee if and to the

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extent the termination of employment event giving rise to the severance occurs following the Effective Time.

3.	ASSIGNMENT OF EMPLOYEES

3.1	Employees

(a)
Ultra Group Employees. Except as otherwise set forth in this Agreement, effective not later than immediately following the Effective Time, the employment of each Ultra Group Employee shall be continued by a member of the Ultra Group or shall be assigned and transferred to a member of the Ultra Group (in each case, with such member as determined by Ultra). Each of the Parties agrees to execute, and to seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect such assignments and transfers.

(b)
Delta Group Employees. Except as otherwise set forth in this Agreement, effective not later than immediately following the Effective Time, the employment of each Delta Group Employee shall be continued by a member of the Delta Group or shall be assigned and transferred to a member of the Delta Group (in each case as determined by Delta). Each of the Parties agrees to execute, and to seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect such assignments and transfers.

(c)
At-Will Status. Notwithstanding the above or any other provision of this Agreement, nothing in this Agreement shall create any obligation on the part of any member of the Delta Group or any member of the Ultra Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period following the date of this Agreement or the Effective Time (except as required by applicable Law) or (ii) change the employment status of any Employee from “at will,” to the extent such Employee is an “at will” employee under applicable Law.

(d)	Assumption. Upon and following the Effective Time, Ultra Group shall assume and agree to be bound by all the terms and provisions of the collective bargaining agreements listed on Exhibit A.

(e)
Severance. The Parties acknowledge and agree that the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.1 shall not be deemed a severance of employment of any Employee for purposes of this Agreement or any Benefit Plan of any member of the Delta Group or any member of the Ultra Group.

(f)
Not a Change of Control/Change in Control. The Parties acknowledge and agree that neither the consummation of the Distribution nor any transaction in connection with the Distribution shall be deemed a “change of control,” “change in control,” or term of similar import for purposes of any Benefit Plan of any member of the Delta Group or any member of the Ultra Group.

(g)
Payroll and Related Taxes. Delta will (i) be responsible for all payroll obligations, tax withholding and reporting obligations regarding Ultra Group Employees who transfer employment for payroll Tax purposes from a Delta Entity to an Ultra Entity with respect to the portion of the tax year occurring prior to the date of transfer (the date of any such transfer (or similar transfer of Delta Group Employees from an Ultra Entity to a Delta Entity), the “Payroll Transfer Date”), and (ii) furnish a Form W-2 or similar earnings statement to all Ultra Group Employees who transfer from a Delta Entity to an Ultra Entity with respect to the period prior to the Payroll Transfer Date. Ultra will (A) be responsible for all payroll obligations, tax withholding,

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and reporting obligations regarding Ultra Group Employees (except as set forth above), and (B) furnish a Form W-2 or similar earnings statement to (x) all Ultra Group Employees (other than with respect to the period prior to the Payroll Transfer Date with respect to Ultra Group Employees who transfer from a Delta Entity to an Ultra Entity) and (y) all Delta Group Employees who transfer employment for payroll Tax purposes from an Ultra Entity to a Delta Entity with respect to the period prior to their Payroll Transfer Date. With respect to each Ultra Group Employee who was transferred from a Delta Entity to an Ultra Entity, Delta and Ultra shall, and shall cause their respective Affiliates to (to the extent permitted by applicable Law and practicable) (1) treat Ultra (or the applicable Ultra Entity) as a “successor employer” and Delta (or the applicable Delta Entity) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”), (2) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA upon or following the Payroll Transfer Date with respect to each such Ultra Group Employee for the tax year during which the Payroll Transfer Date occurs, and (3) to the extent necessary or appropriate, file tax returns, exchange wage payment information, and report wage payments made by the respective predecessor and successor employer on separate IRS Forms W-2 or similar earnings statements to each such Ultra Group Employee for the tax year in which the Payroll Transfer Date occurs, in a manner provided in Section 4.02(1) of Revenue Procedure 2004-53. With respect to each Delta Group Employee who was transferred from a Ultra Entity to a Delta Entity on or prior to the Distribution Date, Delta and Ultra shall, and shall cause their respective Affiliates to (to the extent permitted by applicable Law and practicable) (x) treat Delta (or the applicable Delta Entity) as the employer under common law and otherwise for purposes of Section 3121(a) of the Code and any state unemployment or similar Laws on and after January 1, 2018 or, if necessary, a “successor employer” and Ultra (or the applicable Ultra Entity) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of taxes imposed under FICA or FUTA or under state unemployment or similar Laws, (y) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA and state unemployment or similar contributions upon or following the Payroll Transfer Date with respect to each such Delta Group Employee for the tax year during which the Payroll Transfer Date occurs, and (3) to the extent necessary or appropriate, file tax returns, exchange wage payment information, and report wage payments made by the respective predecessor and successor employer on separate IRS Forms W-2 or similar earnings statements to each such Delta Group Employee for the tax year in which the Payroll Transfer Date occurs, in a manner provided in Section 4.02(1) of Revenue Procedure 2004-53.

(h)
Employment Contracts; Expatriate Obligations. Ultra will assume and honor, or will cause an Ultra Entity to assume and honor, any agreements to which any Ultra Group Employee is party with either any Delta Entity or any joint venture with a Delta Entity, including any (i) employment contract, (ii) retention, severance or change of control arrangement, or (iii) expatriate (including any international assignee) contract or arrangement (including agreements and obligations regarding repatriation, expatriation, relocation, equalization of taxes and living standards in the host country). Delta will assume and honor, or will cause a Delta Entity to assume and honor, any agreements to which any Delta Group Employee is party with either any Ultra Entity or any joint venture with an Ultra Entity, including any (A) employment contract, (B) retention, severance or change of control arrangement, or (C) expatriate (including any international assignee) contract or arrangement (including agreements and obligations regarding repatriation, expatriation, relocation, equalization of taxes and living standards in the host country). For purposes of the retention agreements, a transfer of employment to Ultra Group or Delta Group, as applicable, will not be deemed a termination of employment. Any reference to employment with a Delta Entity or Ultra Entity,

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as applicable, will be deemed to be a reference to employment with the transferee employer. In the event that an employee is obliged under a retention agreement to return all or part of a retention award upon the employee’s termination of employment, the employee’s employer at the time shall be entitled to receive the repayment of such award.

3.2	Employment Law Obligations

(a)
WARN. After the Effective Time, (i) Delta shall be responsible for providing any necessary WARN notice (and meeting any similar state Law notice requirements) with respect to any termination of employment of any Delta Group Employee and (ii) Ultra shall be responsible for providing any necessary WARN notice (and meeting any similar state Law notice requirements) with respect to any termination of employment of any Ultra Group Employee. During the ninety (90)-day period following the Distribution Date, (A) Delta will provide written notice to Ultra as soon as practicable after the occurrence of any “employment loss” experienced by a Delta Group Employee at a single site of employment that includes both Delta Group Employees and Ultra Group Employees and (B) Ultra will provide written notice to Delta as soon as practicable after the occurrence of any “employment loss” experienced by an Ultra Group Employee at a single site of employment that includes both Delta Group Employees and Ultra Group Employees.

(b)
Compliance with Employment Laws. At and after the Effective Time, (i) each member of the Delta Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related Laws and requirements relating to the employment of Delta Group Employees and the treatment of any applicable Former Delta Group Employees in respect of their former employment and (ii) each member of the Ultra Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related Laws and requirements relating to the employment of Ultra Group Employees.

3.3	Employee Records

(a)
Sharing of Information. Subject to any limitations imposed by applicable Law, Delta and Ultra (acting directly or through members of the Delta Group or the Ultra Group, respectively) shall provide to the other and their respective agents and vendors all information necessary for the Parties to perform their respective duties under this Agreement. The Parties also hereby agree to enter into any business associate arrangements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.

(b)
Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law, on the Distribution Date, Delta shall transfer and assign to Ultra all personnel records, all immigration documents, including I-9 forms and work authorizations, all payroll deduction authorizations and elections, whether voluntary or mandated by Law, including but not limited to W-4 forms and deductions for benefits under the applicable Ultra Benefit Plan and all absence management records, FMLA records, insurance beneficiary designations, flexible spending account enrollment confirmations, and attendance and return to work information (“Benefit Management Records”) relating to Ultra Welfare Plan Participants. Subject to any limitations and requirements imposed by applicable Law, Delta, however, may retain originals of, copies of, or access to, personnel records, immigration records, payroll forms and Benefit Management Records as long as necessary to provide services to Ultra (acting on its behalf pursuant to the Transition Services Agreement between the Parties entered into as of the date of this Agreement). Immigration records will, if and as appropriate, become a part of Ultra’s public access file. Ultra will use personnel records,

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payroll forms and Benefit Management Records for lawful purposes only, including calculation of withholdings from wages and personnel management. It is understood that following the Distribution Date, Delta records so transferred and assigned may be maintained by Ultra (acting directly or through one of its Subsidiaries) pursuant to Ultra’s applicable records retention policy.

(c)
Access to Records. To the extent not inconsistent with this Agreement and any applicable privacy protection Laws or regulations or Privacy Contracts, reasonable access to Employee-related records after the Distribution Date will be provided to members of the Delta Group and members of the Ultra Group pursuant to the terms and conditions of Section 8.2(b) of the Separation and Distribution Agreement. In addition, notwithstanding anything to the contrary, Ultra shall provide Delta with reasonable access to those records necessary for its administration of any plans or programs on behalf of Delta Group Employees and Former Delta Group Employees after the Distribution Date as permitted by any applicable privacy protection Laws or regulations or Privacy Contracts. Delta shall also be permitted to retain copies of all restrictive covenant agreements with any Ultra Group Employee in which any member of the Delta Group has a valid business interest. In addition, Delta shall provide Ultra with reasonable access to those records necessary for its administration of any plans or programs on behalf of Ultra Group Employees after the Distribution Date as permitted by any applicable privacy protection Laws or regulations or Privacy Contracts. Ultra shall also be permitted to retain copies of all restrictive covenant agreements with any Delta Group Employee or Former Delta Group Employee in which any member of the Ultra Group has a valid business interest.

(d)
Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, Delta and Ultra shall comply with all applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liabilities, claims, actions, and damages that arise from a failure (by the indemnifying party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations, Privacy Contracts and internal policies applicable to such information.

(e)
Confidentiality. Except as otherwise set forth in this Agreement, all records and data relating to Employees shall, in each case, be subject to the confidentiality provisions of the Separation and Distribution Agreement and any other applicable agreement and applicable Law, and the provisions of this Section 3.3 shall be in addition to, and not in derogation of, the provisions of the Separation and Distribution Agreement governing confidential information, including Section 8.5 of the Separation and Distribution Agreement.

(f)
Cooperation. Each Party shall use commercially reasonable efforts to cooperate to share, retain, and maintain data and records that are necessary or appropriate to further the purposes of this Section 3.3 and for each Party to administer its respective Benefit Plans to the extent consistent with this Agreement and applicable Law, and each Party agrees to cooperate as long as is reasonably necessary to further the purposes of this Section 3.3. Except as provided under any contractual agreement or arrangement, no Party shall charge another Party a fee for such cooperation.

4.	EQUITY AND INCENTIVE COMPENSATION PLANS

4.1	General Principles

(a)
Delta and Ultra shall take any and all reasonable actions as shall be necessary and appropriate to further the provisions of this Section 4, including, to the extent practicable, providing written notice or similar communication to each Employee who holds one or more awards granted under the Delta Equity Plans

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informing such Employee of (i) the actions contemplated by this Section 4 with respect to such awards and (ii) whether (and during what time period) any “blackout” period shall be imposed upon holders of awards granted under the Delta Equity Plans during which time awards may not be exercised or settled, as the case may be.

(b)
Following the Effective Time, a grantee who has outstanding awards under the Delta Equity Plans and/or replacement awards under the Ultra Equity Plan shall be considered to have been employed by the applicable plan sponsor before and after the Effective Time for purposes of (i) vesting and (ii) determining the date of termination of employment as it applies to any such award. Neither the transfer of employment or service to an Ultra Entity nor the Distribution shall constitute a “termination” under the Delta Equity Plans.

(c)
No award described in this Section 4, whether outstanding or to be issued, adjusted, substituted or cancelled by reason of or in connection with the Distribution, shall be adjusted, settled, cancelled, or become exercisable, until in the judgment of the administrator of the applicable plan or program such action is consistent with all applicable Laws, including federal securities Laws. Any period of exercisability will not be extended on account of a period during which such an award is not exercisable pursuant to the preceding sentence.

(d)
The adjustment or conversion of Delta Options, Delta RSUs and Delta PSUs shall be effected in a manner that is intended, to the maximum extent permitted by law, to avoid the imposition of any accelerated, additional, penalty or other taxes or loss of deductions thereof on the holders thereof pursuant to Section 409A of the Code or Ultra or Delta pursuant to Section 162(m) of the Code.

(e)
Following the Effective Time, any reference to a “change in control,” “change of control,” “change in effective control,” “change in the ownership of a substantial portion of the assets,” “change in ownership,” or similar definition in an award agreement, employment agreement, the Ultra Equity Plan or other Delta or Ultra plan or policy which pursuant to the terms of this Agreement is transferred to Ultra, such reference shall be deemed to refer to a “change in control,” “change of control,” “change in effective control,” “change in the ownership of a substantial portion of the assets,” “change in ownership,” or similar event relating to Ultra.

4.2	Employee Stock Options

(a)
General Principles. To the extent applicable, the adjustments provided for in this Section 4.2 with respect to the Delta Options are intended to be effected in a manner compliant with Section 424(a) of the Code.

(b)
Delta Options. Each outstanding Delta Option held by an Ultra Group Employee at the Effective Time, whether vested or unvested, shall be converted into an option to purchase Ultra Common Stock issued under the Ultra Equity Plan (each such Option, an “Ultra Option”), subject to terms and conditions after the Effective Time that are substantially similar to the terms and conditions applicable to the corresponding Delta Option immediately prior to the Effective Time, and shall be adjusted pursuant to Section 4.2(b)(i) and (ii) below.

(i)
The number of shares of Ultra Common Stock subject to each such Ultra Option shall be equal to (A) the number of shares of Delta Common Stock subject to the corresponding Delta Option immediately prior to the Effective Time divided by (B) the Ultra Ratio, with any fractional share rounded down to the nearest whole share; and

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(ii)
the per-share exercise price of each such Ultra Option shall be equal to (A) the per-share exercise price of the corresponding Delta Option immediately prior to the Effective Time multiplied by (B) the Ultra Ratio, rounded up to the nearest whole cent.

4.3	Restricted Stock Units
Each outstanding Delta RSU held by an Ultra Group Employee at the Effective Time shall be converted into an Ultra RSU, subject to terms and conditions after the Effective Time that are substantially similar to the terms and conditions applicable to the corresponding Delta RSU immediately prior to the Effective Time. However, from and after the Effective Time, the number of shares of Ultra Common Stock subject to each such Ultra RSU shall be equal to (A) the number of shares of Delta Common Stock subject to the corresponding RSU immediately prior to the Effective Time divided by (B) the Ultra Ratio, with any fractional share rounded down to the nearest whole share.

4.4	Performance Stock Units

(a)
Each outstanding Delta PSU held by an Ultra Group Employee at the Effective Time shall be converted into an Ultra PSU, subject to terms and conditions (including performance conditions) after the Effective Time that are substantially similar to the terms and conditions applicable to the corresponding Delta PSU immediately prior to the Effective Time. However, from and after the Effective Time, the number of shares of Ultra Common Stock subject to each such Ultra PSU shall be equal to (A) the number of shares of Delta Common Stock subject to the corresponding PSU immediately prior to the Effective Time divided by (B) the Ultra Ratio, with any fractional share rounded down to the nearest whole share.

4.5	Section 16(b) of the Securities Act; Code Sections 162(m) and 409A

(a)
By approving the adoption of this Agreement, the respective Boards of Directors of each of Delta and Ultra intend to exempt from the short-swing profit recovery provisions of Section 16(b) of the Securities Act, by reason of the application of Rule 16b-3 thereunder, all acquisitions and dispositions of equity incentive awards by directors and officers of each of Delta and Ultra, and the respective Boards of Directors of Delta and Ultra also intend expressly to approve, in respect of any equity-based award, the use of any method for the payment of an exercise price and the satisfaction of any applicable Tax withholding (specifically including the actual or constructive tendering of shares in payment of an exercise price and the withholding of option shares from delivery in satisfaction of applicable Tax withholding requirements) to the extent such method is permitted under the Delta Equity Plans, Ultra Equity Plan and any award agreement.

(b)
Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), Delta and Ultra agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income tax deduction for the payment of any supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation is, to the extent prescribed under the terms of the applicable plan and award agreement, not limited by reason of Section 162(m) of the Code (provided that, subject to compliance with this Section 4.5(b), neither Delta nor Ultra shall have any Liability to the other Party or any of its Affiliates for any limit on deductibility under Section 162(m) of the Code as a result of, or otherwise related to, the treatment of awards in connection with this Agreement or the transactions contemplated hereby), and (ii) the treatment of any supplemental or deferred compensation or long-term incentive award, annual incentive

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award or other compensation does not cause the imposition of a penalty tax under Section 409A of the Code.

4.6	Liabilities for Settlement of Ultra Awards
Ultra shall be responsible for all Liabilities associated with Ultra Options, Ultra RSUs and Ultra PSUs, including any option exercise, share delivery, registration or other obligations related to the exercise of the Ultra Options or the settlement of the Ultra RSUs and Ultra PSUs. Delta shall be responsible for all Liabilities associated with Delta Options, Delta RSUs and Delta PSUs (other than Delta Options, Delta RSUs and Delta PSUs which have converted into Ultra Options, Ultra RSUs and Ultra PSUs, respectively), including any option exercise, share delivery, registration or other obligations related to the exercise of such Delta Options or the settlement of such Delta RSUs and Delta PSUs.

4.7	Bonus Payments

(a)
Ultra Bonus Plans. Not later than the Effective Time, Ultra shall, or shall cause another Ultra Entity to, adopt a plan or plans that will provide annual bonuses for Ultra Group Employees transferred from the Delta Group to the Ultra Group (the “Ultra Bonus Plans”) that are substantially equivalent to the Delta Bonus Plans, subject to Ultra’s right to amend such plan after the Effective Time in accordance with the terms thereof. The Ultra Bonus Plans shall be approved prior to the Effective Time by the sole stockholder of Ultra, and Ultra Group Employees shall participate in such Ultra Bonus Plans immediately following the Effective Time; provided, however, that service with Delta shall be credited for the purposes of determining whether such Ultra Group Employee had been a participant in the Ultra Bonus Plans during the applicable performance period.

(b)
Adjusted Delta Group Bonuses. Annual bonuses shall be paid at the time such bonuses and incentives would otherwise have been paid in the ordinary course had the Distribution not occurred, in accordance with the terms of the relevant annual bonus program and subject to the continued employment of the recipient. The performance targets for any Delta Group annual bonus opportunities in effect immediately prior to the Effective Time shall be equitably adjusted (as determined by Delta in its discretion (subject to Section 4.5(b)) for any performance period following the Effective Time.

(c)
Allocation of Bonus Responsibility. For the avoidance of doubt, (i) the Ultra Group shall be solely responsible for funding, paying, and discharging all obligations relating to any annual cash incentive awards that any Ultra Group Employee is eligible to receive (A) under any Ultra Group annual bonus plans with respect to payments made beginning at or after the Effective Time, including the Ultra Bonus Plans, and (B) in accordance with Section 4.7(b) above, and no member of the Delta Group shall have any obligations with respect thereto and (ii) the Delta Group shall be solely responsible for funding, paying, and discharging all obligations relating to any annual cash incentive awards that any Delta Group Employee is eligible to receive under any Delta annual bonus plans with respect to payments made beginning at or after the Effective Time, and no member of the Ultra Group shall have any obligations with respect thereto.

4.8	Form S-8
As soon as reasonably practicable and subject to applicable Law, Ultra shall prepare and file with the Securities Exchange Commission a registration statement on Form S-8 (or another appropriate form) registering under the Securities Act the offering of a number of shares of Ultra Common Stock at a minimum

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equal to the number of shares available under the Ultra 401(k) Plan, Ultra RSUs, Ultra PSUs and Ultra Options.

4.9	Tax Reporting and Withholding for Ultra Equity Awards
Ultra (or one of its Subsidiaries) will be responsible for all income, payroll, or other tax withholding, reporting and remittance obligations related to any equity incentive award granted to Ultra Group Employees, including the Ultra Options, Ultra RSUs and Ultra PSUs.

4.10	Approval of the Ultra Equity Plan
Not later than the Effective Time, Ultra shall, or shall have caused an Ultra Entity to, have adopted the Ultra Equity Plan and taken any necessary and appropriate actions to enable Ultra and the Ultra Equity Plan to assume the awards converted pursuant to this Section 4. The Ultra Equity Plan shall be approved prior to the Effective Time by the sole stockholder of Ultra.

5.	U.S. QUALIFIED RETIREMENT PLANS

5.1	Establishment of the Ultra 401(k) Plan
On or before the Effective Time, Ultra shall, or shall cause another Ultra Entity to, establish a defined contribution plan for the benefit of Ultra Group Employees (the “Ultra 401(k) Plan”), which (a) as of the date of its establishment, shall have terms that are substantially identical to the terms of the MAP and (b) through December 31, 2018, shall have the obligations with respect to employer matching contributions that are no more favorable to the Ultra Group Employees than those set forth in the terms of the MAP. Ultra shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain, and administer the Ultra 401(k) Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. Ultra (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the Ultra 401(k) Plan, provided that, as soon as reasonably practicable following Delta’s receipt of notice of Ultra’s payment of any employer matching contributions to Ultra Group Employees in respect of the plan year ending December 31, 2018 (together with reasonable details related thereto), Delta shall pay Ultra an amount equal to the product of (i) the aggregate amount of such contributions and (ii) a fraction, the numerator is the number of full and partial calendar months of 2018 ending on or prior to the Distribution Date and the denominator of which is twelve (12).

5.2	Transfer of MAP Assets and Liabilities
On or before the Effective Time (or such later time as mutually agreed by the Parties), Delta shall cause the accounts (including any outstanding loan balances) in the MAP attributable to Ultra Group Employees who will participate in the Ultra 401(k) Plan (the “Ultra 401(k) Plan Beneficiaries”) and all of the Assets and Liabilities in the MAP related thereto to be transferred in-kind to the Ultra 401(k) Plan, and Ultra shall cause the Ultra 401(k) Plan to accept such transfer of accounts and underlying Assets and Liabilities and, effective as of the date of such transfer, to assume and to fully perform, pay, and discharge, all obligations of the MAP relating to the accounts of the Ultra 401(k) Plan Beneficiaries (to the extent the Assets and Liabilities related to those accounts are actually transferred from the MAP to the Ultra 401(k) Plan) as of the establishment of such plan. The transfer of Assets and Liabilities shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)‑1, and Section 208 of ERISA.

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5.3	Treatment of Delta Common Stock and Ultra Common Stock

(a)
Ultra 401(k) Plan. The terms of the Ultra 401(k) Plan will provide, effective no later than the Effective Time: (i) for the establishment of a Delta Common Stock fund and an Ultra Common Stock fund, (ii) that shares of Delta Common Stock held in MAP accounts of Ultra 401(k) Plan Beneficiaries as of the date of transfer described in Section 5.2 of this Agreement shall be transferred in kind to the Delta Common Stock Fund under the Ultra 401(k) Plan, pursuant to Section 5.2 of this Agreement; (iii) that, immediately following the Effective Time, no new amounts may be invested in the Delta Common Stock fund and that additional shares of Delta Common Stock cannot be acquired by or held in the Ultra 401(k) Plan, other than through dividends; (iv) that the Ultra Common Stock fund under the Ultra 401(k) Plan shall receive a transfer of and hold all shares of Ultra Common Stock distributed in connection with the Distribution in respect of Delta Common Stock held in the accounts of Ultra 401(k) Plan Beneficiaries, and (v) that Ultra 401(k) Plan Beneficiaries shall be required to liquidate their holdings in the Delta Common Stock fund under the Ultra 401(k) Plan within twelve (12) months following the Effective Time, subject to the administrative provisions of the Ultra 401(k) Plan and the requirements of applicable Law, and invest those monies in any other investment fund offered under the Ultra 401(k) Plan.

(b)
Ultra Common Stock Held in MAP Accounts. The terms of the MAP will provide, effective no later than the Effective Time, for the establishment of an Ultra Common Stock fund. Shares of Ultra Common Stock distributed in connection with the Distribution in respect of shares of Delta Common Stock held in MAP accounts of Delta Group Employees or Former Delta Group Employees who participate in the MAP (the “MAP Beneficiaries”) shall be deposited in such Ultra Common Stock fund under the MAP. The terms of the MAP will provide that (i) no new amounts may be invested in the Ultra Common Stock Fund under the MAP, (ii) additional shares of Ultra Common Stock cannot be acquired by or held in the MAP, other than through dividends, and (iii) MAP Beneficiaries shall be required to liquidate their holdings in the Ultra Common Stock fund under the MAP within twelve (12) months following the Effective Time, subject to the administrative provisions of the MAP and the requirements of applicable Law, and invest those monies in any other investment fund offered under the MAP.

5.4	Continuation of Elections
As of the date on which MAP assets are transferred to the Ultra 401(k) Plan pursuant to Section 5.2, Ultra (acting directly or through members of the Ultra Group) shall cause the Ultra 401(k) Plan to recognize and maintain all MAP elections for each respective Ultra Group Employee, including, but not limited to, deferral, investment, and payment form elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to Ultra Group Employees to the extent such election or designation is available under the Ultra 401(k) Plan.

5.5	Tax Qualified Status
Ultra will take all steps and make any necessary filings with the IRS to establish and maintain the Ultra 401(k) Plan so that it is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code, including seeking and obtaining a favorable determination letter from the IRS as to such qualification. Furthermore, no later than thirty (30) days prior to the Effective Time, Delta and Ultra (each acting directly or through their respective Affiliates) shall, to the extent necessary, file IRS Form 5310-A regarding the transfer of Assets and Liabilities from the MAP to the Ultra 401(k) Plan as discussed in this Section 5.

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6.	NONQUALIFIED PLANS

6.1	Key Employee Deferred Compensation Plan

(a)
Establishing Ultra Deferred Compensation Plan. On or prior to the Effective Time, Ultra shall, or shall cause another Ultra Entity to, establish and adopt a deferred compensation plan for its key employees (the “Ultra Deferred Compensation Plan”) to provide each Ultra Group Employee who was a participant in the Delta Deferred Compensation Plan as of immediately prior to the Effective Time (each, a “Ultra Deferred Compensation Plan Beneficiary”) benefits in respect of service and compensation following the establishment of such plan substantially similar to those accrued with respect to such person under the Delta Deferred Compensation Plan as of immediately prior to the establishment of such plan. As of the earlier of the Effective Time or the date on which such plan is established, the Ultra Group Employees shall no longer participate in the Delta Deferred Compensation Plan. The Parties agree that for purposes of the Delta Deferred Compensation Plan the employment of an Ultra Deferred Compensation Plan Beneficiary shall not be considered to have terminated as a result of the Distribution or the transfer of employment from Delta (or a Delta Entity) to Ultra (or an Ultra Entity), and such employment shall only be considered to terminate for purposes of the Ultra Deferred Compensation Plan when the employment of such Ultra Deferred Compensation Plan Beneficiary with the Ultra Group terminates in accordance with the terms of the Ultra Deferred Compensation Plan and applicable Laws.

(b)
Liability and Responsibility. The Liabilities in respect of Ultra Deferred Compensation Beneficiaries under the Delta Deferred Compensation Plans and the assets, if any, segregated in a rabbi trust solely for the purposes of satisfying such liabilities shall be assumed by or transferred to the member of the Ultra Group which sponsors the applicable Ultra Deferred Compensation Plan, effective as of the earlier of the Effective Time or the date on which such plan is established. For the avoidance of doubt, if no assets are segregated in such a rabbi trust, Delta shall have no obligation to transfer any assets to any member of the Ultra Group pursuant to this Section 6.1(b). Ultra shall have sole responsibility for the administration of the Ultra Deferred Compensation Plans and the payment of benefits thereunder to or on behalf of Ultra Group Employees, and no member of the Delta Group shall have any liability or responsibility therefor. Delta shall have sole responsibility for the administration of the Delta Deferred Compensation Plan and the payment of benefits thereunder to or on behalf of Delta Group Employees and Former Delta Group Employees, and no member of the Ultra Group shall have any liability or responsibility therefor.

7.	WELFARE PLANS

7.1	Welfare Plans
On or before the Effective Time, Ultra shall, or shall cause another Ultra Entity to, establish and adopt Ultra Welfare Plans that will provide welfare benefits to each Ultra Group Employee who was a participant in any Delta Welfare Plan (and their eligible spouses and dependents, as the case may be) (collectively, the “Ultra Welfare Plan Participants”) under terms and conditions that are substantially identical to the Delta Welfare Plans. Coverage and benefits under the Ultra Welfare Plans shall then be provided to the Ultra Welfare Plan Participants on an uninterrupted basis, so far as is reasonably practicable, under the newly established Ultra Welfare Plans that shall contain substantially the same benefit provisions as in effect under the corresponding Delta Welfare Plans immediately prior to the Effective Time. Ultra Welfare Plan Participants shall cease to be eligible for coverage under the Delta Welfare Plans in the case of Ultra Welfare Plan Participants following the establishment and adoption of the Ultra Welfare Plans and the transfer of

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such participants to the Ultra Welfare Plans. Delta Group Employees and Former Delta Group Employees shall not participate in any Ultra Welfare Plans at any time.

7.2	Transitional Matters Under Ultra Welfare Plans

(a)	Treatment of Claims Incurred. Except as set forth in Section 9.3(a):

(i)
Liability for Claims. With respect to unpaid covered claims incurred by any Ultra Welfare Plan Participant under any Delta Welfare Plans for periods of time before the date on which such Ultra Welfare Plans are established, including claims that are self-insured and claims that are fully insured through third-party insurance, Delta shall retain and be responsible for the payment for such claims or shall cause such Delta Welfare Plans to fully perform, pay and discharge all such claims, as the case may be. No Ultra Entity shall be responsible for any Liability with respect to any such claims. Notwithstanding the foregoing, neither Ultra Welfare Benefit Plans nor Ultra shall be responsible for a claim incurred prior to the date on which the respective Delta Group Employee is transferred to Ultra from Delta.

(ii)
Claims Incurred. For purposes of this Section 7.2(a), a claim or expense is deemed to be incurred (A) with respect to medical (including continuous hospitalization), dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or expense, (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or expense, and (C) with respect to short-term and long-term disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or expense.

(b)
Credit for Deductibles and Other Limits. With respect to each Ultra Welfare Plan Participant, the Ultra Welfare Plans will use best efforts to give credit for the plan year in which the Effective Time occurs for any amount paid, number of services obtained or provider visits by such Ultra Welfare Plan Participant toward deductibles, out-of-pocket maximums, limits on number of services or visits, or other similar limitations to the extent such amounts are taken into account under the comparable Delta Welfare Plan.

(c)
COBRA. Delta and its Subsidiaries will be liable for all requirements under COBRA with respect to all Ultra Group Employees (and their qualifying beneficiaries) who, as of the day prior to the earlier of the Distribution Date or the date on which such employee is transferred to Ultra, were covered under a Delta Benefit Plan pursuant to COBRA or who have a COBRA qualifying event (as defined in Section 4980B of the Code) that had occurred prior to the earlier of the Distribution Date or the date on which such employee is transferred to Ultra. With respect to Ultra Group Employees (and their qualifying beneficiaries), Ultra shall be liable for all requirements under COBRA with respect to any COBRA qualifying event occurring on or after the earlier of the Distribution Date or the date on which such employee is transferred to Ultra.

7.3	Continuity of Benefits

(a)
Additional Details Regarding Flexible Spending Accounts. To the extent any Ultra Welfare Plan provides or constitutes a health care flexible spending account, dependent care flexible spending account, or commuter transportation spending accounts (each, a “Ultra FSA”), such Ultra Welfare Plan shall be effective as of the earlier of the Effective Time or the date on which such plan is established.

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(i)
It is the intention of the Parties that all activity under an Ultra Welfare Plan Participant’s flexible spending account with Delta for the plan year in which the Effective Time occurs be treated instead as activity under the corresponding Ultra FSA. Accordingly, (A) any period of participation by an Ultra Welfare Plan Participant in a Delta flexible spending account during the plan year in which the Effective Time occurs (the “FSA Participation Period”) will be deemed a period when the Ultra Welfare Plan Participant participated in the corresponding Ultra FSA, (B) all expenses incurred during the FSA Participation Period will be deemed incurred while the Ultra Welfare Plan Participant’s coverage was in effect under the corresponding Ultra FSA, and (C) all elections and reimbursements made with respect to an FSA Participation Period under a Delta flexible spending account will be deemed to have been made with respect to the corresponding Ultra FSA.

(ii)
If the aggregate reimbursement payouts made to Ultra Welfare Plan Participants prior to the date on which such participants were transferred to Ultra from the applicable Delta Welfare Plan flexible spending accounts during the plan year in which the Effective Time occurs are less than the aggregate accumulated contributions to such accounts made by such Ultra Welfare Plan Participants prior to the date on which such participants were transferred to Ultra for such plan year, Delta shall cause an amount equal to the amount by which such contributions are in excess of such reimbursement payouts to be transferred to Ultra (or an Ultra Entity designated by Ultra) by wire transfer of immediately available funds as soon as practicable, but in no event later than forty-five (45) days, following the Effective Time.

(iii)
If the aggregate reimbursement payouts made to Ultra Welfare Plan Participants prior to the date on which such participants were transferred to Ultra from the applicable Delta Welfare Plan flexible spending accounts during the plan year in which the Effective Time occurs exceed the aggregate accumulated contributions to such accounts made by the Ultra Welfare Plan Participants prior to the date on which such participants were transferred to Ultra for such plan year, Ultra shall cause an amount equal to the amount by which such reimbursement payouts are in excess of such contributions to be transferred to Delta (or a Delta Group Entity designated by Delta) by wire transfer of immediately available funds as soon as practicable, but in no event later than 45 days, following the Effective Time.

(iv)
Notwithstanding anything in this Section 7.3(a), at and after the earlier of the Effective Time or the date on which such plans are established, the Ultra Group shall assume, and cause the Ultra Welfare Plans to be solely responsible for, all claims by Ultra Welfare Plan Participants under the applicable Delta Welfare Plan flexible spending accounts that were incurred in the plan year in which the Distribution occurs, whether incurred prior to, on, or after the Effective Time, that have not been paid in full as of the Effective Time.

(b)
Additional Details Regarding Health Savings Accounts. To the extent that any Ultra Welfare Plan provides or constitutes a health savings account (each a “Ultra HSA”), such Ultra Welfare Plan shall be effective no later than as of the Effective Time. It is the intention of the Parties that all activity under an Ultra Welfare Plan Participant’s health savings account with Delta for the year in which the Distribution occurs be treated instead as activity under the corresponding Ultra HSA. Accordingly, (i) any period of participation by an Ultra Welfare Plan Participant in a Delta health savings account during the year in which the Effective Time occurs (the “HSA Participation Period”) will be deemed a period when the Ultra Welfare Plan Participant participated in the corresponding Ultra HSA, (ii) all expenses incurred during the HSA Participation Period will be deemed incurred while the Ultra Welfare Plan Participant’s coverage was in effect under the

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corresponding Ultra HSA, and (iii) all elections and reimbursements made with respect to an HSA Participation Period under a Delta health savings account will be deemed to have been made with respect to the corresponding Ultra HSA.

(c)
Waiver of Conditions or Restrictions. Unless prohibited by applicable Law, the Ultra Welfare Plans will waive all limitations as to preexisting conditions, exclusions, service conditions, waiting period limitations or evidence of insurability requirements that would otherwise be applicable to the Ultra Welfare Plan Participant following the Effective Time to the extent that such Employee had previously satisfied such limitation under the corresponding Delta Welfare Plan.

7.4	Insurance Contracts
To the extent any Delta Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, Delta and Ultra will cooperate and use their commercially reasonable efforts to replicate such insurance contracts for Ultra (except to the extent changes are required under applicable state insurance Laws or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both Delta and Ultra for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.4.

7.5	Third-Party Vendors
Except as provided below, to the extent any Delta Welfare Plan is administered by a third-party vendor, Delta and Ultra will cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for Ultra and to maintain any pricing discounts or other preferential terms for both Delta and Ultra for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.5.

8.	WORKERS’ COMPENSATION AND UNEMPLOYMENT COMPENSATION

8.1	Workers’ Compensation
Workers’ compensation will be dealt with as per Section 10 of the Separation and Distribution Agreement.

8.2	Unemployment Compensation

(a)
Ultra Unemployment Compensation. Effective as of the Effective Time, Ultra shall, or shall cause another Ultra Entity to, assume the obligations for all claims and Liabilities relating to unemployment compensation benefits for all Ultra Group Employees. Effective as of the Effective Time, Ultra, acting through the Ultra Entity employing each Ultra Group Employee, will be responsible for establishing new unemployment insurance employer accounts, policies and claims handling contracts with the applicable government agencies. To the extent that such insurance coverage cannot be obtained by Ultra or an Ultra Entity, or, pursuant to state laws and processes, such Liabilities are assessed by a state against Delta, in respect of claims and Liabilities otherwise to be assumed by Ultra or an Ultra Entity pursuant to this Section 8.2, Delta shall remain primarily liable for such claims and Liabilities, but Ultra shall indemnify and hold harmless Delta for any such claims and Liabilities. If the preceding sentence applies, then at one or more

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mutually agreed upon dates, Delta will reasonably and in good faith determine the present value of such claims and Liabilities and Ultra shall reimburse Delta for that amount.

(b)
Delta Unemployment Compensation. Effective as of the Effective Time, the Delta Entity employing each Delta Group Employee shall have (and, to the extent it has not previously had such obligations, such Delta Entity shall assume) the obligations for all claims and Liabilities relating to unemployment compensation benefits for all Delta Group Employees. Effective as of the Effective Time, the Delta Entity formerly employing each Former Delta Group Employee shall have (and, to the extent it has not previously had such obligations, such Delta Entity shall assume) the obligations for all claims and Liabilities relating to unemployment compensation benefits for all Former Delta Group Employees.

(c)	Cooperation. Ultra and Delta shall use commercially reasonable efforts to provide that unemployment insurance costs are not adversely affected for either of them by reason of the Distribution.

9.	BENEFIT ARRANGEMENTS AND OTHER MATTERS

9.1	Termination of Participation
Except as otherwise provided under this Agreement, effective as of immediately after the Effective Time, Ultra Group Employees shall not be eligible to participate in any Delta Benefit Plan.

9.2	Accrued Time Off
Ultra shall recognize and assume all Liability for all unused vacation, holiday, sick leave, flex days, personal days and paid-time off and other time-off benefits with respect to Ultra Group Employees which accrued prior to the Effective Time and Ultra shall credit each Ultra Group Employee with such accrual. To the extent necessary or appropriate under applicable Law to obtain consents from any Ultra Group Employees to recognize and assume such Liability, Ultra shall use commercially reasonable efforts to seek such consents and, if any such consents are not received after such efforts and Delta pays any Ultra Group Employees in respect of such Liability, Ultra shall reimburse Delta for the amount of such payment (and any payroll Tax obligations in respect thereof) within thirty (30) days following the Distribution Date, subject to receipt of reasonable verification from Delta. Delta shall recognize and assume all Liability for all unused vacation, holiday, sick leave, flex days, personal days and paid-time off and other time-off benefits with respect to Delta Group Employees which accrued prior to the Effective Time.

9.3	Leaves of Absence/Inactive Employees

(a)
To the extent (i) any Ultra Group Employee is not actively at work as of the Distribution Date as a result of (A) disability (either long-term or short term, in either case as defined in the applicable Delta Plan) or (B) an approved leave of absence that is reasonably expected to result in any such disability and (ii) Delta determines in good faith that such Ultra Group Employee cannot become eligible to receive disability or similar benefits under an Ultra Plan that provides a comparable form of benefits to those provided under the Delta Plans (“Delayed Transfer Ultra Group Employee”), the employment of such Ultra Group Employee will not, unless otherwise required by law, transfer as of the Distribution Date and shall instead transfer on the first date on which such Ultra Group Employee can be covered by an Ultra Plan that provides a comparable form of benefits or returns to active employment, whichever is earlier (the “Delayed Transfer Date”). To the extent Delta incurs any costs or expenses (other than increase in insurance premiums as a result of changes

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in claims history due to the Delayed Transfer Ultra Group Employees) with respect to the Delayed Transfer Ultra Group Employee following the Distribution Date, Ultra shall reimburse Delta for the aggregate amount of such costs and expenses within thirty (30) days following written request for reimbursement, subject to receipt of reasonable verification from Delta.

(b)
Subject to Section 9.3(a), Ultra will continue to apply the appropriate leave of absence policies applicable to inactive Ultra Group Employees who are on an approved leave of absence as of the Effective Time. Leaves of absence taken by Ultra Group Employees prior to the Effective Time shall be deemed to have been taken as employees of a member of the Ultra Group.

9.4	Certain Director Fees
With respect to any Delta Director and Ultra Director, Delta shall retain responsibility for the payment of any fees payable in respect of service on the board of directors of Delta that are payable but not yet paid as of the Effective Time, and Ultra shall not have any responsibility for any such payments. With respect to any Ultra Director, Ultra shall be responsible for the payment of any fees payable in respect of service on the board of directors of Ultra that are earned at any time beginning at or after the Effective Time, and Delta shall not have any responsibility for any such payments. With respect to any Delta Director, Delta shall be responsible for the payment of any fees payable in respect of service on the board of directors of Delta that are earned at any time beginning at or after the Effective Time, and Ultra shall not have any responsibility for any such payments.

9.5	Restrictive Covenants in Employment and Other Agreements

(a)
To the fullest extent permitted by the agreements described in this Section 9.5(a) and applicable Law, Delta shall assign, or cause an applicable member of the Delta Group to assign, to Ultra or a member of the Ultra Group, as designated by Ultra, all agreements containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) and the assignment of any intellectual property between a member of the Delta Group and an Ultra Group Employee, with such assignment to be effective as of the Effective Time. To the extent that assignment of such agreements is not permitted, effective as of the Effective Time, each member of the Ultra Group shall be considered to be a successor to each member of the Delta Group for purposes of, and a third-party beneficiary with respect to, all agreements containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) and the assignment of any intellectual property between a member of the Delta Group and an Ultra Group Employee, such that each member of the Ultra Group shall enjoy all the rights and benefits under such agreements (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Ultra Group; provided, however, that in no event shall Delta be permitted to enforce such restrictive covenant agreements against Ultra Group Employees for action taken in their capacity as employees of a member of the Ultra Group.

(b)
To the fullest extent permitted by the agreements described in this Section 9.5(b) and applicable Law, Ultra shall assign, or cause an applicable member of the Ultra Group to assign, to Delta or a member of the Delta Group, as designated by Delta, all agreements containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) and the assignment of any intellectual property between a member of the Ultra Group and a Delta Group Employee, with such assignment to be effective as of the Effective Time. To the extent that assignment of such

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agreements is not permitted, effective as of the Effective Time, each member of the Delta Group shall be considered to be a successor to each member of the Ultra Group for purposes of, and a third-party beneficiary with respect to, all agreements containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) and the assignment of any intellectual property between a member of the Ultra Group and a Delta Group Employee, such that each member of the Delta Group shall enjoy all the rights and benefits under such agreements (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Delta Group; provided, however, that in no event shall Ultra be permitted to enforce such restrictive covenant agreements against Delta Group Employees for action taken in their capacity as employees of a member of the Delta Group.

10.	NON-U.S. EMPLOYEES

10.1	General Principles
Notwithstanding any other provision of this Agreement to the contrary, except as explicitly set forth in this Section 10, Delta Group Employees and Ultra Group Employees who are resident outside of the U.S. or otherwise are subject to non-U.S. Law and their related benefits and obligations shall be treated, in so far as is practicable, in the same manner as the Delta Group Employees and Ultra Group Employees who are resident in the U.S.; provided, however, that all actions taken with respect to non-U.S. Employees in connection with the Distribution will be accomplished in accordance with applicable Law and custom in each of the applicable jurisdictions.

10.2	Treatment of Equity Awards Held by Non-U.S. Employees
Equity awards held by non-U.S. Employees of the Delta Group or the Ultra Group shall have such special adjustments and provisions as are reasonably needed to satisfy any applicable local Law.

11.	GENERAL PROVISIONS

11.1	Preservation of Rights to Amend
The rights of each member of the Delta Group and each member of the Ultra Group to amend, waive, or terminate any Benefit Plan shall not be limited in any way by this Agreement.

11.2	Confidentiality
Each Party agrees that any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith that is not otherwise public through no fault of such Party is confidential and is subject to the terms of the confidentiality provisions set forth herein and in the Separation and Distribution Agreement, including Section 3.3(e) of this Agreement and Section 8.5 of the Separation and Distribution Agreement.

11.3	Administrative Complaints/Litigation
Except as otherwise provided in this Agreement, on and after the Distribution Date, Ultra shall assume, and be solely liable for, the handling, administration, investigation, and defense of actions, including ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal,

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discrimination or human rights, and unemployment compensation claims asserted at any time against Delta or any member of the Delta Group by any Ultra Group Employee (including any dependent or beneficiary of any such Employee) or any other person, to the extent such actions or claims arise out of or relate to employment or the provision of services (whether as an employee, contractor, consultant, or otherwise) to or with respect to the business activities of any member of the Ultra Group or the Ultra Business after the Distribution Date. Except as otherwise provided in this Agreement, Delta shall retain and, if applicable, assume, and be solely liable for, the handling, administration, investigation, and defense of actions, including ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights, and unemployment compensation claims asserted at any time against Ultra or any member of the Ultra Group by any Delta Group Employee (including any dependent or beneficiary of any such Employees), except to the extent such actions or claims arise out of or relate to employment or the provision of services (whether as an employee, contractor, consultant or otherwise) to or with respect to the business activities of any member of the Ultra Group or the Ultra Business after the Distribution Date. To the extent that any legal action relates to a putative or certified class of plaintiffs, which includes both Delta Group Employees (or Former Delta Group Employees) and Ultra Group Employees and such action involves employment or benefit plan related claims, reasonable costs and expenses incurred by the Parties in responding to such legal action shall be allocated among the Parties equitably in proportion to a reasonable assessment of the relative proportion of Employees included in or represented by the putative or certified plaintiff class. The procedures contained in the indemnification and related litigation cooperation provisions of the Separation and Distribution Agreement shall apply with respect to each Party’s indemnification obligations under this Section 11.3.

11.4	Reimbursement and Indemnification
Each Party agrees to reimburse the other Party, within thirty (30) days of receipt from the other Party of reasonable verification, for all costs and expenses which the other Party may incur on its behalf as a result of any of the respective Delta and Ultra Welfare Plans, Retirement Plans, Benefit Plans, and Deferred Compensation Plans and, as contemplated by Sections 4, 5, 6 and 7, any termination or severance payments or benefits. All Liabilities retained, assumed, or indemnified against by Ultra pursuant to this Agreement, and all Liabilities retained, assumed, or indemnified against by Delta pursuant to this Agreement, shall in each case be subject to the indemnification provisions of the Separation and Distribution Agreement. Notwithstanding anything to the contrary, (i) no provision of this Agreement shall require any member of the Ultra Group to pay or reimburse to any member of the Delta Group any benefit-related cost item that a member of the Ultra Group has paid or reimbursed to any member of the Delta Group prior to the Effective Time and (ii) no provision of this Agreement shall require any member of the Delta Group to pay or reimburse to any member of the Ultra Group any benefit-related cost item that a member of the Delta Group has paid or reimbursed to any member of the Ultra Group prior to the Effective Time.

11.5	Costs of Compliance with Agreement
Except as otherwise provided in this Agreement or any other contractual agreement or arrangement, each Party shall pay its own expenses in fulfilling its obligations under this Agreement.

11.6	Fiduciary Matters
Delta and Ultra each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall

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be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

11.7	Entire Agreement
This Agreement, together with the documents referenced herein (including the Separation and Distribution Agreement and the Benefit Plans), constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Separation and Distribution Agreement (other than Sections 11.10 and 11.15(b) thereof), the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

11.8	Binding Effect; No Third-Party Beneficiaries; Assignment
This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon any third parties any remedy, claim, Liability, reimbursement, cause of action, or other right in excess of those existing without reference to this Agreement. Nothing in this Agreement is intended to amend any Benefit Plan or affect the applicable plan sponsor’s right to amend or terminate any Benefit Plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. This Agreement may not be assigned by any Party, except with the prior written consent of the other Party.

11.9	Amendment; Waivers
No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties and in accordance with Sections 11.10 and 11.15(b) of the Separation and Distribution Agreement. Subject to Sections 11.10 and 11.15(b) of the Separation and Distribution Agreement, any Party may, at any time, (i) extend the time for the performance of any of the obligations or other acts of another Party, (ii) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by another Party with any of the agreements, covenants, or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant, or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercises thereof or of any other right.

11.10	Remedies Cumulative

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All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.11	Notices
Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered, (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent, (iii) if sent by overnight courier which delivers only upon the executed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent, or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a Party as it shall have specified by like notice.

11.12	Counterparts
This Agreement, including the other documents referred to herein, may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

11.13	Severability
If any term or other provision of this Agreement is determined by a non-appealable decision by a court, administrative agency, or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the court, administrative agency, or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.14	Governing Law
This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute, or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York, including all matters of validity, construction, effect, enforceability, performance, and remedies.

11.15	Dispute Resolution
The procedures for negotiation and binding arbitration set forth in Section 9 of the Separation and Distribution Agreement shall apply to any dispute, controversy or claim (whether sounding in contract, tort

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or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability, or validity hereof. For the avoidance of doubt, this Section 11.15 shall not apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to Sections 11.10 or 11.15(b) of the Separation and Distribution Agreement.

11.16	Performance
Each of Delta and Ultra shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any member of the Delta Group and any member of the Ultra Group, respectively. Each of the Parties agrees to take such further actions and to execute, acknowledge, and deliver, or to cause to be executed, acknowledged, and delivered, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

11.17	Construction
This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against any Party.

11.18	Effect if Distribution Does Not Occur
Notwithstanding anything in this Agreement to the contrary, if the Separation and Distribution Agreement is terminated prior to the Effective Time, this Agreement shall be of no further force and effect and shall be void ab initio.
[Signature Page Follows]

SIGNATORY
IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DXC TECHNOLOGY COMPANY
By:     /s/ William L. Deckelman, Jr.
Name: William L. Deckelman, Jr.
Title:     Executive Vice President, General Counsel & Secretary

PERSPECTA INC.

By:     /s/ William L. Deckelman, Jr.
Name: William L. Deckelman, Jr.
Title:     Vice President and Secretary

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